Exhibit 99.1
For information contact:
Wayne Pratt
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
(602) 389-8797
wayne.pratt@syntaxbrillian.com
SYNTAX-BRILLIAN ANNOUNCES PRICING OF
COMMON STOCK OFFERING
     TEMPE, ARIZ., May 23, 2007 — Syntax-Brillian Corporation (Nasdaq: BRLC) today announced the pricing for the public offering of 25,608,695 shares of its common stock at a public offering price of $5.75 per share. Gross proceeds (after deducting the underwriting discount but before expenses) will be approximately $124.6 million to Syntax-Brillian and approximately $14.1 million to the selling stockholders in the offering. In connection with the offering, Syntax-Brillian and the selling stockholders also have granted the underwriters an option to purchase up to an aggregate of 3,841,304 additional shares of common stock to cover overallotments, if any.
     Merrill Lynch & Co. is the sole book-running manager for the offering. UBS Investment Bank is co-lead manager. Robert W. Baird & Co., Canaccord Adams, and Brean Murray, Carret & Co. are serving as co-managers.
     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities are being made pursuant to the registration statement filed with and declared effective by the SEC, including the prospectus and related prospectus supplement.
     Copies of the base prospectus together with the final prospectus supplement are available from the company at 1600 N. Desert Drive, Tempe, Arizona 85281, and from Merrill Lynch & Co., Four World Financial Center, 250 Vesey Street, New York, New York 10080.
About Syntax-Brillian Corporation
Syntax-Brillian is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand of widescreen HDTV-ready LCD TVs — one of the fastest growing global TV brands — and its next generation Gen II LCoS™ 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian, Vivitar, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
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